OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Agreement”) is effective as of the 26th day of February, 2019, by and between Two Roads Shared Trust, a Delaware statutory trust (the “Trust”), on behalf of the Superfund Managed Futures Strategy Fund (the “Fund”), a series of the Trust, and the Adviser to the Fund, Superfund Advisors, Inc. (the “Adviser”).

RECITALS:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Amended and Restated Investment Management Agreement between the Trust and the Adviser dated as of the 21st of March, 2013, as amended (the “Advisory Agreement”); and

WHEREAS, the Adviser is responsible for, and has assumed the obligation for, payment of certain operating expenses of the Fund pursuant to the Advisory Agreement; and

WHEREAS, as a condition to the continuation of its contractual relationships with the Adviser, the Trust has required that the Adviser grant to the Trust a permanent security interest in and to a designated account of the Adviser established with Gemini Fund Services, LLC, Transfer Agent to the Fund, or its successor and assigns (the “Securities Intermediary”), for so long the Fund is in operation and the Advisory Agreement remains in place;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.                  Limit on Operating Expenses. The Adviser hereby agrees to limit the Funds’ current Operating Expenses to an annual rate, expressed as a percentage of the Funds’ average daily net assets for the month, to the amounts listed in Appendix A (the “Annual Limit”). In the event that the current Operating Expenses of the Funds, as accrued each month, exceed its Annual Limit, the Adviser will pay to the Funds, on a monthly basis, the excess expense within the first ten days of the month following the month in which such Operating Expenses were incurred (each payment, a “Fund Reimbursement Payment”).

2.                  Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Funds are defined to include all expenses necessary or appropriate for the operation of the Fund and including (i) the Advisor’s investment advisory or management fee detailed in the Advisory Agreement, (ii) any Rule 12b-l fees and/or shareholder services fees and other expenses described in the Advisory Agreement; (iii) acquired fund fees and expenses; (iv) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including for example option and swap fees and expenses), but does not include: (i) any front-end or contingent deferred loads; (ii) brokerage fees and commissions; (iii) borrowing costs (such as interest and dividend expense on securities sold short); (iv) taxes; and (v) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees, contractual indemnification of Fund service providers (other than the Adviser)).

3.                  Collateral Account and Security Interest. The Adviser, for value received, hereby pledges, assigns, sets over and grants to the Trust a continuing security interest in and to an account in the initial amount of $100,000 to be established and maintained with the Securities Intermediary and designated as a collateral account (the “Collateral Account”), including any replacement account established with any successor, together with all dividends, interest, stock-splits, distributions, profits and all cash and non-cash proceeds thereof and any and all other rights as may now or hereafter derive or accrue therefrom (collectively, the “Collateral”) to secure the payment of any required Operating Expenses or Liquidation Expenses (as defined in Paragraph 3 of this Agreement). For clarification, the initial $100,000 contribution to the Collateral Account shall remain invested in the Fund and have exposure to the performance of the Fund. For so long as this Agreement is in effect, any transfers or conveyances of Collateral to any party shall require the approval of the Board of Trustees of the Trust (the “Board”). In addition, the Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Collateral Account unless a Collateral Event (defined below under Section 3 of this Agreement) has occurred or is continuing.

4.                  Collateral Event. In the event that either (a) the Adviser does not make the payment of Operating Expenses due in connection with a particular calendar month by the tenth day of the following calendar month or (b) the Board enacts a resolution calling for the liquidation of the Fund (either (a) or (b), a “Collateral Event”), then, in either event, the Board shall have absolute discretion to redeem any shares or other Collateral held in the Collateral Account and utilize the proceeds from such redemptions or such other Collateral to make any required Fund Reimbursement Payment, or to cover any costs or expenses which the Board, in its sole and absolute discretion, reasonably estimates will be required in connection with the liquidation of the Fund (the “Liquidation Expenses”). Pursuant to the terms of Paragraph 5 of this Agreement, upon authorization from the Board, but subject to the provisions of the Control Agreement (defined below under Section 4), no further instructions shall be required from the Adviser for the Securities Intermediary to transfer any Collateral from the Collateral Account to the Fund. The Adviser acknowledges that in the event the Collateral available in the Collateral Account is insufficient to cover the full cost of any Operating Expenses or Liquidation Expenses, the Fund shall retain the right to receive from the Adviser any costs in excess of the value of the Collateral.

5.                  Control Agreement; Appointment of Attorney-in-Fact. The Adviser agrees to execute and deliver to the Board, in form and substance reasonably satisfactory to the Board, a Control Agreement by, between and among the Trust, the Adviser and the Securities Intermediary (the “Control Agreement”) pursuant to and consistent with Section 8-106(c) of the New York Uniform Commercial Code, which shall terminate when the Collateral Account is no longer required under this Agreement. Without limiting the foregoing, for so long as the Collateral Account is required under the Agreement, the Adviser hereby irrevocably constitutes and appoints the Trust, through any officer thereof, with full power of substitution, as the Adviser’s true and lawful Attorney-in-Fact, with full irrevocable power and authority in place and stead of the Adviser and in the name of the Adviser or in the Trust's own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute and deliver any and all documents and instruments which the Board deems necessary to accomplish the purpose of this Agreement, which power of attorney is coupled with an interest and shall be irrevocable. Without limiting the generality of the foregoing, the Trust shall have the right and power following any Collateral Event to receive, endorse and collect all checks and other orders for the payment of money made payable to the Adviser representing any interest payment, dividend, or other distribution payable in respect of or to the Collateral, or any part thereof, and to give full discharge for the same. So long as a Collateral Event has occurred and is continuing, the Board, in its discretion, may direct the Adviser or the Adviser’s agent to transfer the Collateral in certificated or uncertificated form into the name and account of the Trust or its designee.

6.                  Covenants. So long as this Agreement shall remain in effect, the Adviser represents and covenants as follows:

(a)               Within ten (10) business days of the effective date of this Agreement, the Adviser shall invest, or cause to be invested, at least $100,000 in the Collateral Account. Once the Collateral Account is established, the Adviser will maintain, or cause to be maintained, at least $100,000 in said account, such that additional amounts will be deposited by or on behalf of the Adviser where Fund outflows or negative Fund performance reduce the Collateral Account below $100,000 for a period of more than thirty days.

(b)               To the fullest extent permitted by law, the Adviser agrees not to challenge any action taken by the Board or the Trust in executing the terms of this Agreement; provided that the action does not constitute willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of the Board under this Agreement, the Advisory Agreement, or to Fund shareholders.

(c)               The Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Collateral Account unless a Collateral Event (defined above under Section 5 of this Agreement) has occurred or is continuing.

7.                  Term. This Agreement shall become effective as of the date first set forth above and shall continue in full force and effect until no earlier than 120 days following the end of the Fund’s fiscal year, unless sooner terminated as provided in Paragraph 8 of this Agreement. Upon mutual written consent of the Adviser and the Trust, the Agreement shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

8.                  Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Fund, upon sixty (60) days’ written notice to the Adviser or the Board may terminate this Agreement at any time following the Board’s determination to liquidate the Fund upon delivering written notice to the Adviser. Except as set forth below, this Agreement may not be terminated by the Adviser without the consent of the Board and the Securities Intermediary. This Agreement and the Control Agreement will automatically terminate if the Advisory Agreement for the Fund is terminated and the Adviser ceases to render advice and services to the Fund pursuant to the Advisory Agreement, with such termination effective upon the effective date of the Advisory Agreement’s termination for the Fund.

9.                  Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

10.              Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

11.              Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

TWO ROADS SHARED TRUST,

On behalf of the Superfund Managed Futures Strategy Fund

By: /s/Jim Colantino

Name: Jim Colantino

Title: President

SUPERFUND ADVISORS, INC.

By: /s/Gerhard Entzmann

Name: Dr. Gerhard Entzmann

Title: Managing Director

Appendix A

Fund	Operating Expense Limit
Superfund Managed Futures Strategy Fund	0.00%